NMR OF AMERICA, INC., AND SUBSIDIARIES

EXHIBIT 11. COMPUTATION OF SHARES USED FOR EARNINGS PER SHARE CALCULATION


                                                  YEARS ENDED MARCH 31,
- --------------------------------------------------------------------------------
                                             1996          1995         1994
- --------------------------------------------------------------------------------
PRIMARY EARNINGS PER SHARE INFORMATION:

Net income per consolidated
  statements of income                    $1,777,377    $2,433,912    $1,367,500
                                          ==========    ==========    ==========


Weighted average number of
  outstanding shares                       5,721,462     4,890,791     4,757,102
Add:  Incremental shares issuable
        on conversion of outstanding
        warrants and exercise of
        stock options                        149,032       127,161          --

      Incremental shares issuable on
        conversion of Convertible
        Subordinated Debentures                 --            --            --
                                          ----------    ----------    ----------

Weighted average number of shares
  used to compute primary earnings
  per share                                5,870,494     5,017,952     4,757,102
                                          ==========    ==========    ==========


PRIMARY EARNINGS PER SHARE:
Primary net income per share                 $ .30         $ .49         $ .29
                                          ==========    ==========    ==========




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NMR OF AMERICA, INC., AND SUBSIDIARIES

EXHIBIT 11.   COMPUTATION OF SHARES USED FOR EARNINGS PER SHARE CALCULATION


                                                  YEARS ENDED MARCH 31,
                                          --------------------------------------
                                            1996(1)       1995          1994(1)
                                          --------------------------------------
FULLY DILUTED EARNINGS PER SHARE INFORMATION:

Net income per consolidated
  statements of income                    $1,777,377    $2,433,912    $1,367,500
Add:  Interest savings from proceeds
        of conversion of outstanding
        convertible debentures,
        net of minority
        interest and taxes                   206,016       220,255       372,517
                                          ----------    ----------    ----------
Net income (loss) used to compute fully
  diluted earnings per share              $1,983,393    $2,654,167    $1,740,017
                                          ==========    ==========    ==========


Weighted average number of
  outstanding shares                       5,721,462     4,890,791     4,757,102
Add:  Incremental shares issuable
        on conversion of outstanding
        warrants and exercise of
        stock options                        149,032       217,553       221,934

      Incremental shares issuable on
        conversion of Convertible
        Subordinated Debentures              454,222       481,556       506,444
                                          ----------    ----------    ----------
Weighted average number of shares
  used to compute fully diluted
  earnings per share                       6,324,716     5,589,900     5,485,480
                                          ==========    ==========    ==========

FULLY DILUTED EARNINGS PER SHARE:
Fully diluted net income per share           $.31          $.47          $.32
                                          ==========    ==========    ==========
- ----------

(1) The Company's calculation of fully diluted earnings per share for the year ended March 31, 1996 and 1994 is antidilutive in comparison to its calculation of primary earnings per share. As such, the Company has presented its primary earnings per share on the face of its consolidated statement of operations for both the primary and fully diluted earnings per share presentation.